EXHIBIT 99.1

For Immediate Release	Contact:
Mike Matte, Chief Financial Officer
Quepasa Corporation
(561) 317-1315

QUEPASA CORPORATION RECEIVES NASDAQ DEFICIENCY LETTER

WEST PALM BEACH, FL (April 8, 2009) -- Quepasa Corporation (NASDAQ: QPSA), one of the largest, Latino online social networking communities, today announced that on April 6, 2009, they received a notice letter from the NASDAQ Stock Market stating that the company is no longer in compliance with the requirements for continued listing on the NASDAQ Capital Market.

As reported in the company’s Form 10-K for the year-ended December 31, 2008, Quepasa Corporation stockholders’ equity was $1,338,811, the market value of listed securities was $26,002,540 and the company’s reported net losses from continuing operations of $7,195,069, $13,358,499 and $13,606,031 for the three previous fiscal years. Under NASDAQ Marketplace Rule 4310(c)(3), Quepasa Corporation is required to maintain a minimum of: $2,500,000 in stockholders’ equity, or $35,000,000 in market value of listed securities, or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Thus, Quepasa Corporation is not compliant with the listing requirements.

The notice letter indicates that NASDAQ staff is reviewing the company's eligibility for continued listing on NASDAQ. Quepasa Corporation has until April 21, 2009 to provide NASDAQ staff with a specific plan to achieve and sustain compliance with all listing requirements, including the timeframe for completion of the plan. Quepasa Corporation is currently reviewing options to regain compliance.

About Quepasa Corporation

Quepasa Corporation (NASDAQ: QPSA), headquartered in West Palm Beach, FL (with offices in Los Angeles, Scottsdale, Miami and Hermosillo, MX), owns Quepasa.com, one of the world's largest, bicultural, Latino online communities committed to providing fun, competitive, interactive, and easy to use social tools, and rich multimedia content to embrace Latinos, and empower them to connect on-line, and share their interests, ideas, and activities.

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